Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-259138

Variant Alternative Income Fund

(the “Fund”)

Supplement dated April 1, 2026

to the

Prospectus dated August 31, 2025

Fund’s Distribution Policy

Effective as of April 1, 2026, the Fund’s distribution policy will change to increase the frequency of distributions from quarterly to monthly.

The Fund’s Prospectus is amended to revise all references to the frequency of distributions from quarterly to monthly, as set forth above.

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Capitalized terms used and not otherwise defined in this Supplement have the meaning given them in the Prospectus.

Please retain this Supplement for future reference.